UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 16, 2008

MIDWEST BANC HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation)	001-13735 (Commission File Number)	36-3252484 (IRS Employer Identification No.)

501 West North Avenue Melrose Park, Illinois (Address of principal executive offices)	60160 (Zip Code)
Registrant’s telephone number, including area code: (708) 865-1053
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

2.06 Material Impairment
     On September 16, 2008, we announced that we expected to record as of September 30, 2008, a non-cash-other-than temporary impairment charge on our Fannie Mae and Freddie Mac preferred securities and a non-cash goodwill impairment charge. A more detailed discussion of these anticipated charges is set forth below.
     Fannie Mae and Freddie Mac Preferred Securities. As of June 30, 2008, our Fannie Mae and Freddie Mac preferred equity securities represented $67.5 million or 8.9% of the total amortized cost of our portfolio of investment securities and $62.0 million or 8.4% of the fair value of our portfolio of investment securities. Since June 30, 2008, Fannie Mae and Freddie Mac have announced significant losses related to their respective business activities which are primarily mortgage related. These announcements had a significant adverse impact on the fair value of the preferred equity securities of Fannie Mae and Freddie Mac that we own.
     In addition, on September 7, 2008, the United States Secretary of Treasury announced that the Federal Housing Finance Agency, FHFA, the independent regulator of Fannie Mae and Freddie Mac, had placed those two entities into conservatorship. The FHFA will act as conservator until the two enterprises become stabilized.
     The decision to place Fannie Mae and Freddie Mac into conservatorship was made in collaboration with the Department of Treasury, Treasury, and the Federal Reserve. Treasury will enter into separate Preferred Stock Purchase Agreements with Fannie Mae and Freddie Mac that obligate Treasury to contribute cash capital, as needed, to maintain the entities’ positive net worth. The contribution amount will be measured as the difference between assets and liabilities under generally accepted accounting principles, and will be added to the senior preferred stock held by Treasury.
     Under the terms of the Preferred Stock Purchase Agreements, common and preferred shareholders will bear losses ahead of the new senior preferred stock to be held by Treasury. Treasury has also said that all dividends on common and preferred stock will be discontinued prospectively.
     The impact of the above actions, together with concerns in the market place about the future value of the preferred stock of Fannie Mae and Freddie Mac have caused market values for these securities to decrease materially. It is unclear when and if the value of the Fannie Mae and Freddie Mac preferred stock will improve in the future.
     Given the above developments, we expect to record a non-cash impairment charge on our Fannie Mae and Freddie Mac preferred stock investments in September 2008 in pre-tax amount of $67 million. For tax purposes this charge will be treated as a capital loss and the amount of the tax benefit, if any, that we will ultimately be able to realize on this loss is currently uncertain. Any such benefits will depend on Midwest identifying off-setting capital gains as well as satisfying internal Revenue Code limitations. This charge will impact both our pre-tax income and our net income for the third quarter. In addition, we previously received dividends on these investments in the amount of $4.8 million per year; Treasury has said these dividends will be discontinued prospectively.
     Goodwill Impairment. At June 30, 2008, our goodwill and identifiable intangible assets were approximately $174.9 million. Under generally accepted accounting principles, if we determine that the carrying value of our goodwill or intangible assets is impaired, we are required to write down the value of these assets. We conduct an annual review to determine whether goodwill and identifiable intangible assets are impaired.
     Our goodwill and intangible assets are reviewed annually for impairment as of September 30th of each year. This review for the current year is being conducted with the assistance of a third party valuation specialist. In conducting the review, the market value of our common stock, estimated control premiums, projected cash flow and various pricing analyses are all taken into consideration to determine if the fair value of the assets and liabilities in our business exceed their carrying amounts.
     Although our current goodwill impairment review is not yet complete, based on the results of our preliminary analyses, we believe our goodwill will be considered impaired as of September 30, 2008. Accordingly, effective September 30, 2008, we expect to record a non-cash goodwill impairment charge of approximately $80 million, which amount represents our current estimate of the goodwill impairment. This goodwill impairment charge is not tax deductible, does not impact our tangible equity or regulatory capital ratios, and does not adversely affect our overall liquidity position. It is classified as a noninterest expense item.
     Although we have estimated a goodwill impairment charge based on current information and our preliminary analysis, our review of goodwill, including the valuation procedures being performed by a third party specialist, is not yet final. When the review is completed as of September 30, 2008, we may conclude that the actual goodwill impairment charge should be higher or lower than our current estimate, as disclosed above. If we determine that the actual impairment is greater than currently estimated, we would further increase the charge to earnings.
Item 8.01 Other Events
     On September 16, 2008, we announced that we had filed a preliminary prospectus supplement with the SEC for a proposed offering of 4,400,000 depositary shares each of which represents 1/100th of a share of our Series B Noncumulative Convertible Perpetual Preferred Stock plus up to 600,000 depositary shares pursuant to a 30-day over-allotment option to the underwriters. A copy of the press release we issued is filed herewith as Exhibit 99.1.
     On September 16, 2008, we announced that we had suspended our common stock dividend. Our bank subsidiary. Midwest Bank & Trust Company paid a dividend of $15 million to us in July of 2008. Midwest Bank is not expected to pay dividends for the balance of 2008 and will only be able to pay dividends in 2009 upon receipt of regulatory approval. Our annual debt service currently includes approximately $6.8 million in annual interest expenses related to debt and trust preferred securities and $3.3 million in annual dividend obligations on our Series A Preferred Stock. As of August 31, 2008, we had $11.5 million in cash on hand. We have the ability, if we have sufficient funds (subject to regulatory restrictions), to pay a common stock dividend even if we do not receive dividends from Midwest Bank but there is no assurance that we will have sufficient funds.
     On September 16, 2008, we also announced that we were increasing our allowance for loan losses as of September 30, 2008. A more detailed discussion of this anticipated increase is set forth below.
     Due to continued deterioration in underlying collateral values for loans secured by real estate, increases in nonaccrual loans and the deteriorating economy, we anticipate recording $22 million of charge-offs in our loan portfolio in September 2008. In addition, we anticipate increasing our allowance for loan losses by $40 million which would increase the ratio of the allowance to total loans, after the aforementioned charge-offs, from 0.9% as of June 30, 2008 to approximately 1.6% as of September 30, 2008.
     We have outstanding loans to one borrower and his related entities, referred to in the aggregate as the Large Problem Credit, which accounted for 30.5% of our nonaccrual loans as of June 30, 2008. At June 30, 2008, the remaining total loan exposure related to the Large Problem Credit was $12.5 million, all of which was classified as nonaccrual. In 2008, we charged off $10.8 million relating to the Large Problem Credit and the remaining balance was further reduced by a net $5.7 million through the sale of assets. In July 2008, we took title of a substantial piece of real estate that collateralized a portion of the Large Problem Credit. We continue the process of pursuing the collection of the Large Problem Credit and the liquidation of our remaining collateral. We believe that the carrying value of these loans at June 30, 2008 reflects management’s best estimate of net realizable value. However, there can be no assurance that additional losses will not be recognized or that such additional losses would not have a material adverse effect on our results of operations or our financial condition.
     Our nonperforming assets, which consist of nonaccrual loans, foreclosed real estate and other repossessed assets, may also impact the sufficiency of our allowance for loan losses. Nonperforming assets totaled $43.3 million as of June 30, 2008, a decrease of $8.1 million, or 15.7%, from $51.4 million at December 31, 2007.
     We anticipate that as of September 30, 2008 (after the aforementioned charge-offs), our nonperforming assets will be approximately 1.99% of total assets compared to 1.16% and 1.39% of total assets at June 30, 2008 and December 31, 2007, respectively. The projected increase from June 30, 2008 will occur in part due to a $23 million increase in nonperforming loans driven by a rapid weakening of real estate conditions in the Chicago area market. These market conditions are expected to persist into the fourth quarter of 2008. Also, we anticipate that foreclosed assets will increase by $5.6 million, primarily due to a transfer to foreclosed real estate of one property (valued at $5.3 million) related to the Large Problem Credit.
     In addition to those loans currently identified and classified as nonperforming loans, management is aware that other possible credit problems may exist with some borrowers. These include loans that are migrating from grades with lower risk of loss probabilities into grades with higher risk of loss probabilities, as performance and potential repayment issues surface. We monitor these loans and adjust loss rates in our allowance for loan losses accordingly. The most severe of these loans are credits that are classified as substandard assets due to either less than satisfactory performance history, lack of borrower’s sound worth or paying capacity, or inadequate collateral.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
     99.1 Press Release of Midwest Banc Holdings, Inc., dated September 16, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 16, 2008	Midwest Banc Holdings, Inc.
	By:	/s/ JoAnn Sannasardo Lilek
JoAnn Sannasardo Lilek,
Executive Vice President and Chief Financial Officer

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